Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Full Year 2018 and Fourth Quarter Earnings;
Reaffirms Long-term Growth Outlook
Dallas, January 28, 2019: Celanese Corporation (NYSE: CE), a global specialty materials company, today reported record GAAP diluted earnings per share of $8.95 and adjusted earnings per share of $11.00 for 2018. The Company also reported fourth quarter GAAP diluted earnings per share of $0.73 and adjusted earnings per share of $2.38. The difference between GAAP and adjusted earnings per share for the quarter and year was due to Certain Items, primarily a pension mark to market adjustment as well as expenses related to M&A and restructuring activities. Net sales for the year grew 17 percent over 2017 to $7.2 billion on price and volume expansion. Robust contributions from both Engineered Materials and the Acetyl Chain drove financial performance for the year. The Acetyl Chain elevated earnings to new levels by exercising its business model to grow volume and price year over year amid improving industry fundamentals. Engineered Materials grew through expanded project commercializations, contributions from the Nilit and Omni acquisitions, and improved joint venture performance. Celanese generated operating cash flow of $1.6 billion and free cash flow of $1.2 billion, both records, and deployed it to high return investments with the Clear Lake VAM expansion, acquisition of a Linde synthesis gas unit at Clear Lake, and acquisitions of Omni and Next Polymers. During the year, Celanese returned a record $1.1 billion in cash to shareholders through share repurchases and dividends.
Fourth Quarter and Full Year 2018 Highlights:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	622	580	2,593	2,213
Acetate Tow	161	157	649	668
Acetyl Chain	936	888	4,042	3,371
Intersegment Eliminations	(30)	(32)	(129)	(112)
Total	1,689	1,593	7,155	6,140

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
		(As Adjusted)		(As Adjusted)
	(unaudited)
	(In $ millions, except per share data)
Operating Profit (Loss)
Engineered Materials	95	98	460	412
Acetate Tow	19	41	130	189
Acetyl Chain	211	175	1,024	509
Other Activities	(66)	(74)	(280)	(253)
Total	259	240	1,334	857

Net earnings (loss)	101	204	1,213	849

Adjusted EBIT(1)(2)
Engineered Materials	150	142	694	599
Acetate Tow	53	68	273	301
Acetyl Chain	215	178	1,022	575
Other Activities	(25)	(36)	(137)	(119)
Total	393	352	1,852	1,356

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	49	43	219	171
Acetate Tow	25	26	116	107

Operating EBITDA(1)	471	431	2,168	1,659
Diluted EPS - continuing operations	$0.73	$1.50	$8.95	$6.19
Diluted EPS - total	$0.75	$1.49	$8.91	$6.09
Adjusted EPS(1)	$2.38	$1.98	$11.00	$7.51

Net cash provided by (used in) investing activities	(98)	(92)	(507)	(549)
Net cash provided by (used in) financing activities	(526)	145	(1,165)	(351)
Net cash provided by (used in) operating activities	363	58	1,558	803
Free cash flow(1)	261	(38)	1,198	509
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The Company's discussion of adjusted earnings includes use of the term "segment income". This non-GAAP term is defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

Full Year Business Segment Overview
Engineered Materials
Engineered Materials' net sales grew 17 percent over 2017 to $2.6 billion. GAAP operating profit of $460 million and segment income of $694 million were driven by both price and volume expansion over 2017. Project commercializations totaling 3,274 for the year, contributions from the Nilit and Omni acquisitions, and improved affiliate performance delivered the fourth straight year of GAAP operating profit expansion and fifth straight year of segment income expansion for the segment.

Engineered Materials delivered GAAP operating profit margin of 17.7 percent and segment income margin of 26.8 percent for the year. Volume growth of 9 percent over 2017 was driven by incremental project commercializations and contributions from acquisitions, and more than offset broad destocking across the value chain at the end of 2018. The segment expanded pricing 6 percent over 2017 levels on improved mix and commercial initiatives throughout the year. Affiliate earnings expanded 27 percent over 2017 to $218 million, primarily due to Celanese's higher economic interest in the Ibn Sina joint venture and higher MTBE pricing.
Acetyl Chain
The Acetyl Chain generated net sales of $4.0 billion in 2018, an increase of 20 percent over the prior year. Pricing expanded 19 percent over 2017 levels as the business flexed its global network amid sustained improvements in industry fundamentals and utilization rates. GAAP operating profit of $1.0 billion and segment income of $1.0 billion, both records, represent another step up in the earnings power of the segment. The Acetyl Chain delivered highest-ever GAAP operating profit margin of 25.3 percent, a 1,020 basis point improvement over 2017, and record segment income margin of 25.3 percent, an 820 basis point expansion over the same period. Since implementing a model to leverage its global network, the business has demonstrated multiple years of continued margin expansion by identifying highest value commercial opportunities while driving productivity. Numerous activations to optimize the broad network delivered margin expansion in 2018 that more than offset increases in raw material, freight, and energy costs.
Acetate Tow
Acetate Tow GAAP operating profit was $130 million and segment income was $273 million for the year. Volume was flat year over year. Pricing in 2018 fell 3 percent off 2017 due to lower industry capacity utilization and was partially offset by mix. Raw material costs increased in 2018 over the prior year, primarily driven by higher acetyls pricing and freight costs. Dividends from affiliates were $116 million, 8 percent higher than last year.
Recent Highlights

•
Announced global reconfiguration of the acetic acid production footprint by expanding Clear Lake, Texas acetic acid capacity to approximately 2.0 million tons by late 2021 with limited net change in the Company's total system tonnage via equivalent productivity options in Singapore and Nanjing, China.

•
Signed an agreement to acquire India-based Next Polymers Ltd., one of the country's largest domestic engineering thermoplastic (ETP) compounders. Completed on January 2, 2019, the acquisition adds 20 kt of local compounding capacity.

•	Announced the signing of an agreement to acquire a 365 kt synthesis gas production unit from Linde, located at the Company's Clear Lake, Texas Acetyl Chain production facility.

•	Commercialized 866 Engineered Materials projects in the fourth quarter of 2018. Total new project completions in 2018 were 3,274, a 47 percent increase year over year.

•	Selected to join the S&P 500 index effective prior to the open of trading on December 24, 2018.

•
Completed a registered offering of €500 million of 2.125% Senior Notes due 2027, using proceeds primarily to refinance an existing term loan maturing in 2021. Also extended maturity of revolving credit facility to 5 years and increased to $1.25 billion. This extends Celanese debt maturities while also reducing interest costs.

Fourth Quarter Business Segment Overview
Engineered Materials
Engineered Materials delivered record fourth quarter net sales of $622 million, 7 percent higher than the same quarter of 2017. The segment delivered fourth quarter GAAP operating profit of $95 million and fourth quarter segment income of $150 million as the business grew pricing and volume over the prior year. In the fourth quarter, a focused effort to extend the opportunity pipeline model grew Engineered Materials volumes over the fourth quarter of 2017, more than offsetting a reset of inventory levels across the industry value chain which began late in the quarter. The opportunity pipeline commercialized 866 projects in the quarter, 48 percent higher than the same quarter of 2017, as the business increasingly met customer innovation needs with customized technology solutions. GAAP operating profit margin was 15.3 percent and segment income margin was 24.1 percent, respectively, down 160 and 40 basis points from last year, driven by new acquisitions contributing to margin dilution and strong growth in Asia. Margins are expected to recover from fourth quarter levels as the segment returns to more normalized regional sales mix and lower raw material costs in the quarter flow through inventory.
Acetyl Chain
The Acetyl Chain's net sales for the quarter were $936 million, 5 percent higher than the fourth quarter of 2017, driven by price increases. GAAP operating profit of $211 million and segment income of $215 million, fourth quarter records, both increased by 21 percent over the same quarter last year. The global supply network and integrated product chain positioned the Acetyl Chain to expand pricing in excess of raw material increases year over year. Volume in the quarter declined 2 percent over the fourth quarter of 2017 as the segment offset most of the impact of an extended VAM turnaround at Clear Lake and customer destocking in the quarter, particularly in Asia. The Acetyl Chain delivered GAAP operating margin of 22.5 percent and segment income margin of 23.0 percent, both fourth quarter records, sustaining margin levels in a quarter with winter seasonality.
Acetate Tow
Acetate Tow recorded fourth quarter GAAP operating profit of $19 million and segment income of $53 million. Income in the quarter declined year over year due primarily to the impact of an inventory build in the fourth quarter of 2017 and higher acetyls raw material costs. Pricing declined 2 percent from the fourth quarter of 2017. Segment performance is expected to rebound sequentially in the first quarter of 2019, more consistent with the third quarter of 2018.

Cash Flow and Tax
Celanese generated operating cash flow of $1.6 billion and free cash flow of $1.2 billion for the year. Capital expenditures for the year was $337 million, approximately $70 million higher than 2017 due to a number of productivity investments and incremental expansion projects across businesses. For the year, $1.1 billion of cash was returned to shareholders, including $817 million in share repurchases and $280 million in cash dividends. The Company completed $567 million in share repurchases in the fourth quarter with $713 million remaining under the current share repurchase authorization as of December 31, 2018. The effective US GAAP tax rate was 19 percent for 2018 compared to 20 percent for 2017. The tax rate for adjusted earnings per share was 14 percent for 2018, 2 percent lower year over year, primarily due to the impact of US tax reform.
Outlook
"Underlying fundamentals and forward looking demand forecasts for our products and solutions-based businesses remain strong. The strength of our business models, additional contribution from organic investment projects underway, and planned acquisition contributions give us confidence in reaffirming our plan to earn $12 per share in 2020. Having said that, we believe the economic weakness surfacing last quarter primarily in Europe and Asia will continue through the first quarter and into the second before global business starts to recover. Assuming this slower start and expecting some fourth quarter 2019 moderation, which we commonly see, we would anticipate 2019 adjusted earnings of approximately $10.50 per share. We will be in a better position to refine this outlook during our first quarter earnings call in April, based on updated views of customer activity and economic trends," said Mark Rohr, chairman and chief executive officer.
Regarding a forward view on a US GAAP basis, we are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The Company's earnings presentation and prepared remarks related to the fourth quarter and full year results will be posted on its website at investors.celanese.com under News & Events/Presentations after market close on January 28, 2019. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2018 net sales of $7.2 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's three business segments, Engineered Materials, Acetate Tow and Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•	Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about January 28, 2019 and also available on our website at investors.celanese.com under Financial Information/Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,
	2018	2017
		(As Adjusted)
	(In $ millions, except share and per share data)
Net sales	1,689	1,593
Cost of sales	(1,269)	(1,180)
Gross profit	420	413
Selling, general and administrative expenses	(134)	(143)
Amortization of intangible assets	(6)	(6)
Research and development expenses	(18)	(20)
Other (charges) gains, net	—	(2)
Foreign exchange gain (loss), net	(2)	(1)
Gain (loss) on disposition of businesses and assets, net	(1)	(1)
Operating profit (loss)	259	240
Equity in net earnings (loss) of affiliates	53	48
Non-operating pension and other postretirement employee benefit (expense)	(139)	(23)
Interest expense	(30)	(31)
Refinancing expense	(1)	—
Interest income	2	—
Dividend income - equity investments	25	26
Other income (expense), net	5	5
Earnings (loss) from continuing operations before tax	174	265
Income tax (provision) benefit	(76)	(60)
Earnings (loss) from continuing operations	98	205
Earnings (loss) from operation of discontinued operations	4	(2)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	(1)	1
Earnings (loss) from discontinued operations	3	(1)
Net earnings (loss)	101	204
Net (earnings) loss attributable to noncontrolling interests	(2)	(1)
Net earnings (loss) attributable to Celanese Corporation	99	203
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	96	204
Earnings (loss) from discontinued operations	3	(1)
Net earnings (loss)	99	203
Earnings (loss) per common share - basic
Continuing operations	0.73	1.50
Discontinued operations	0.02	(0.01)
Net earnings (loss) - basic	0.75	1.49
Earnings (loss) per common share - diluted
Continuing operations	0.73	1.50
Discontinued operations	0.02	(0.01)
Net earnings (loss) - diluted	0.75	1.49
Weighted average shares (in millions)
Basic	131.2	135.8
Diluted	132.1	136.3

Consolidated Statements of Operations - Unaudited

	Year Ended December 31,
	2018	2017
		(As Adjusted)
	(In $ millions, except share and per share data)
Net sales	7,155	6,140
Cost of sales	(5,183)	(4,629)
Gross profit	1,972	1,511
Selling, general and administrative expenses	(546)	(496)
Amortization of intangible assets	(24)	(20)
Research and development expenses	(72)	(73)
Other (charges) gains, net	9	(59)
Foreign exchange gain (loss), net	—	(1)
Gain (loss) on disposition of businesses and assets, net	(5)	(5)
Operating profit (loss)	1,334	857
Equity in net earnings (loss) of affiliates	233	183
Non-operating pension and other postretirement employee benefit (expense)	(62)	44
Interest expense	(125)	(122)
Refinancing expense	(1)	—
Interest income	6	2
Dividend income - equity investments	117	108
Other income (expense), net	8	3
Earnings (loss) from continuing operations before tax	1,510	1,075
Income tax (provision) benefit	(292)	(213)
Earnings (loss) from continuing operations	1,218	862
Earnings (loss) from operation of discontinued operations	(5)	(16)
Gain (loss) on disposition of discontinued operations	—	—
Income tax (provision) benefit from discontinued operations	—	3
Earnings (loss) from discontinued operations	(5)	(13)
Net earnings (loss)	1,213	849
Net (earnings) loss attributable to noncontrolling interests	(6)	(6)
Net earnings (loss) attributable to Celanese Corporation	1,207	843
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	1,212	856
Earnings (loss) from discontinued operations	(5)	(13)
Net earnings (loss)	1,207	843
Earnings (loss) per common share - basic
Continuing operations	9.03	6.21
Discontinued operations	(0.04)	(0.10)
Net earnings (loss) - basic	8.99	6.11
Earnings (loss) per common share - diluted
Continuing operations	8.95	6.19
Discontinued operations	(0.04)	(0.10)
Net earnings (loss) - diluted	8.91	6.09
Weighted average shares (in millions)
Basic	134.3	137.9
Diluted	135.4	138.3

Consolidated Balance Sheets - Unaudited

	As of December 31,
	2018	2017
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	439	576
Trade receivables - third party and affiliates, net	1,017	986
Non-trade receivables, net	301	244
Inventories	1,046	900
Marketable securities, at fair value	31	32
Other assets	40	54
Total current assets	2,874	2,792
Investments in affiliates	979	976
Property, plant and equipment, net	3,719	3,762
Deferred income taxes	84	366
Other assets	290	338
Goodwill	1,057	1,003
Intangible assets, net	310	301
Total assets	9,313	9,538
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	561	326
Trade payables - third party and affiliates	819	807
Other liabilities	343	354
Income taxes payable	56	72
Total current liabilities	1,779	1,559
Long-term debt	2,970	3,315
Deferred income taxes	255	211
Uncertain tax positions	158	156
Benefit obligations	564	585
Other liabilities	208	413
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(2,849)	(2,031)
Additional paid-in capital	233	175
Retained earnings	5,847	4,920
Accumulated other comprehensive income (loss), net	(247)	(177)
Total Celanese Corporation stockholders' equity	2,984	2,887
Noncontrolling interests	395	412
Total equity	3,379	3,299
Total liabilities and equity	9,313	9,538